Exhibit 99.1

          November 13, 2008                                                                                                 Steven F. Nicola
            Chief Financial Officer, Secretary & Treasurer
            412:442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
EARNINGS FOR FISCAL 2008

PITTSBURGH, PA, NOVEMBER 13, 2008 - Matthews International Corporation (NASDAQ NNM: MATW) today announced financial results for the fourth quarter and fiscal year ended September 30, 2008.  For the fiscal 2008 fourth quarter, net income was $20,392,000, or $0.66 per share, compared to $20,225,000, or $0.64 per share for the fourth quarter a year ago.  Sales in the fiscal 2008 fourth quarter were $219,178,000, compared to $185,472,000 in the fiscal 2007 fourth quarter.  Operating profit for the quarter ended September 30, 2008 was $35,048,000, compared to $34,866,000 in the same quarter last year.  Operating profit for the fiscal 2007 fourth quarter was favorably impacted by unusual items of approximately $4.1 million ($0.08 per share net of tax), representing the benefit of favorable litigation settlements (net of legal costs incurred) in the casket segment and a gain on the sale of the Company’s marketing consultancy business.

Net income for the year ended September 30, 2008 was $79,484,000, compared to $64,726,000 for fiscal 2007.  Earnings per share for fiscal 2008 were $2.55 per share, compared to $2.04 per share last year.  Operating profit for the year ended September 30, 2008 was $132,952,000, compared to $111,824,000 in fiscal 2007.  Earnings per share for fiscal 2008 included the favorable effect of a one-time adjustment (recorded in the fiscal 2008 first quarter) of $0.06 per share to income tax expense. This adjustment represented the impact on deferred income taxes resulting from income tax rate reductions in certain European countries.  The results for fiscal 2007 were impacted by unusual items, which had a net unfavorable pre-tax effect of $8.8 million ($0.17 per share net of tax).  Fiscal 2007 unusual charges principally included the resolution of earnout provisions under the Milso acquisition-related agreements in our Casket segment and cost structure initiatives in several of the Company’s segments.  These charges were partially offset by the net favorable impact of the fiscal 2007 fourth quarter matters noted above.  Sales for the year ended September 30, 2008 were $818,623,000, compared to $749,352,000 for fiscal 2007.  A significant factor in the increase in sales for the 2008 fourth quarter and fiscal year was the acquisition in our Graphics Imaging segment of Saueressig GmbH & Co. KG in May 2008.

Matthews International Corporation                                                                        - 2 of 3 -                            November 13, 2008

In discussing the financial results for the quarter and fiscal year, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“I am pleased to report that the Company’s results for the quarter ended September 30, 2008 were in line with our internal expectations.  As we anticipated, however, the fiscal 2008 fourth quarter was challenging.  Volatility in commodity costs, such as bronze, fuel and steel, continued to challenge our Memorialization businesses and the weakening U.S. economy affected our Brand Solutions businesses.  In addition, fourth quarter volume in our Bronze and Casket segments declined slightly from a year ago.  Despite these issues, excluding the unusual items from the fiscal 2007 fourth quarter, our Company was able to report solid growth from a year ago on higher consolidated sales and improvements in the productivity and cost structure of several of our businesses.

For the fiscal year, the Company’s results were also in line with our internal expectations and, excluding unusual items from both years, within our long-term 12% to 15% growth objective.  On a comparable basis (excluding unusual items), five of our six businesses reported operating profit growth for the year.  The Casket segment benefited from its manufacturing and distribution infrastructure initiatives and our Cremation segment reported operating profit growth on higher sales and cost improvements.  Our Merchandising Solutions business also reported improvement in its operating margins and this trend is expected to continue in fiscal 2009.”

Mr. Bartolacci further stated, “As we begin fiscal 2009, the weakness in the U.S. economy has deepened.  We have seen a recent slowdown in both our Memorialization and Brand Solutions businesses.  Additionally, the strengthening of the U.S. dollar will unfavorably impact fiscal 2009 reported results for our overseas operations, when compared to fiscal 2008.  The challenges of the current market environment have continued into our fiscal 2009 first quarter and, as a result, will impact our results in the near term.  Each of our businesses, however, continues to work to improve their productivity.  We hope to see conditions improve as the fiscal year progresses and, at this time, we are targeting earnings per share for fiscal 2009 in the range of $2.62 to $2.74 (excluding unusual items) based on our current projections.  This range represents an increase of 5% to 10% over fiscal 2008, excluding the impact of any unusual items in fiscal 2009 and the one-time tax benefit in fiscal 2008.  In addition, assuming that market conditions improve, we continue to target our long-term growth rate in the range of 12% to 15%.”

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other

Matthews International Corporation                                                                        - 3 of 3 -                              November 13, 2008

memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders; pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENT OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Year Ended
	9/30/07	9/30/08	9/30/07	9/30/08
Sales	$185,472	$219,178	$749,352	$818,623
Operating Profit	34,866	35,048	111,824	132,952
Income before Taxes	32,401	30,761	103,716	121,572
Income Taxes	12,176	10,369	38,990	42,088
Net Income	$20,225	$20,392	$64,726	$79,484
Earnings per Share	$0.64	$0.66	$2.04	$2.55
Weighted Average Shares	31,327,286	31,003,437	31,679,616	31,158,303

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include economic, competitive, and technological factors beyond the Company’s control.